SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13D

                    Under the Securities Exchange Act of 1934

                            RMED International, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   74961F1058
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                                 (CUSIP Number)

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            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                    11/15/02
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             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1 (e), 240.13d-1 (f) or 240.13d-1 (g), check the following box |_|.

*The remainder of this cover page shall be filled out for reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
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CUSIP NO. 74961F108                                            Page 2 of 2 pages
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1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

      Walter E. Fox
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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) |_|
                                                                     (b) |_|
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3.    SEC USE ONLY

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4.    SOURCE OF FUNDS*

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5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2 (d) OR 2 (e) |_|

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6.    CITIZENSHIP OR PLACE OF ORGANIZATION                       American

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   NUMBER OF          7.   SOLE VOTING POWER                     431,000
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.   SHARED VOTING POWER
 OWNED BY EACH       -----------------------------------------------------------
   REPORTING          9.   SOLE DISPOSITIVE POWER                431,000
  PERSON WITH        -----------------------------------------------------------
                     10.   SHARED DISPOSITIVE POWER
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11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                           431,000

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12.   CHECK BOX IF THE AGGREGATE AMOUNT
      IN ROW (11) EXCLUDES CERTAIN SHARES*                       |_|

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13.   PERCENT OF CLASS REPRESENTED
      BY AMOUNT IN ROW (11)                                      5%

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14.   TYPE OF REPORTING PERSON                                   IN

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                      SEE INSTRUCTIONS BEFORE FILLING OUT!
                        INCLUDE BOTH SIDES OF COVER PAGE,
                  RESPONSES TO ITEM 1-7 (INCLUDING EXHIBITS) OF
                   THE SCHEDULE AND THE SIGNATURE ATTESTATION.